Exhibit 5.2

30 July 2019

Your reference
Santander UK plc	Your Reference
2 Triton Square
Regent’s Place	Our reference
London	OIS/JFHH
NW1 3AN
Direct line
02070903096

Dear Sirs,

Santander UK plc (the “Company”)
Senior Debt Securities (the “Debt Securities”) to be issued by the Company under the U.S. Registered Shelf Facility (the “Facility”)

We have acted as English solicitors to the Company. This opinion as to English law as at today’s date is addressed to you in connection with the proposed issues of Debt Securities by the Company under the Facility. Debt Securities will be issued under the Indenture (as defined below).

This opinion is delivered to you in connection with a registration statement on Form F-3 (the “Registration Statement”), which is being filed on 30 July 2019 with the United States Securities and Exchange Commission (the “Commission”) by the Company under the United States Securities Act 1933, as amended (the “Securities Act”) and which relates, inter alia, to the offer and sale of Debt Securities by the Company.

For the purposes of this opinion, we have examined copies of the following documents:

(a)                                a senior indenture dated 29 September 2016 between the Company as issuer and Wells Fargo Bank, National Association as trustee (the “Trustee”) (as successor to Law Debenture Trust Company of New York, pursuant to an Agreement of Resignation, Appointment and Acceptance dated 2 June 2017 among the Company, the Trustee and Law Debenture Trust Company of New York) as supplemented by the Supplemental Indenture (as defined below) (the “Indenture”) and a copy of the first supplemental indenture dated 3 November 2017 between the Company and the Trustee (the “Supplemental Indenture”);

(b)                                the Registration Statement on Form F-3;

(c)                                 a certificate dated 30 July 2019 of the Head of Secretariat of the Company (the “Company’s Certificate”) having annexed thereto:

SJ Cooke SM Edge PP Chappatte PH Stacey DL Finkler RD de Carle SP Hall JD Boyce N von Bismarck PWH Brien AC Johnson SR Galbraith SRB Powell AG Ryde	JAD Marks DA Wittmann TS Boxell SJ Luder AJ McClean JC Twentyman DJO Schaffer STM Lee AC Cleaver DR Johnson S Middlemiss RA Swallow CS Cameron CA Connolly	PJ Cronin BJ-PF Louveaux E Michael RR Ogle PC Snell HL Davies JC Putnis RA Sumroy JC Cotton RJ Turnill WNC Watson CNR Jeffs SR Nicholls MJ Tobin	DG Watkins BKP Yu EC Brown RA Chaplin J Edwarde AD Jolly S Maudgil JS Nevin JA Papanichola RA Byk GA Miles GE O’Keefe MD Zerdin RL Cousin	BJ Kingsley IAM Taylor DA Ives MC Lane LMC Chung RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife JP Stacey LJ Wright JP Clark	WHJ Ellison AM Lyle-Smythe SC Macknay A Nassiri DE Robertson TA Vickers RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall MJM Cox RCT Jeens V MacDuff	PL Mudie OI Storey DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung CJCN Choi	NM Pacheco CL Sanger HE Ware HJ Bacon	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388 CF 559821427

(i)                                    a copy of the Company’s certificate of incorporation and certificates of incorporation on change of name, each certified by an Assistant Company Secretary of the Company as a true, complete and up to date copy;

(ii)                                 a copy of the Articles of Association of the Company certified by an Assistant Company Secretary of the Company as a true, complete and up to date copy;

(iii)                              a copy of an extract of the minutes of a meeting of the Board of Directors of the Company held on 23 June 2015, certified by an Assistant Company Secretary of the Company as a true copy;

(iv)                             a copy of an approval and authorisation of the Chief Executive Officer of the Company dated 4 August 2016, certified by an Assistant Company Secretary of the Company as a true and complete copy;

(v)                                a copy of the power of attorney of the Company dated 27 September 2016 certified by an Assistant Company Secretary of the Company as a true and complete copy;

(vi)                             a copy of the written resolution of a committee of authorised persons dated 2 November 2017 certified by an Assistant Company Secretary of the Company as a true and complete copy;

(vii)                          a copy of the power of attorney of the Company dated 1 November 2017 certified by an Assistant Company Secretary of the Company as a true and complete copy;

(viii)                       a copy of an extract of the minutes of a meeting of the Board of Directors of the Company held on 24 July 2017 certified by an Assistant Company Secretary of the Company as a true and up to date copy;

(ix)                             a copy of the resolutions duly passed by a committee of the Board of Directors of the Company on 4 August 2017 certified by an Assistant Company Secretary of the Company as a true, complete and up to date copy;

(x)                                the written resolution of a committee of Authorised Persons dated 23 July 2019 certified by an Assistant Company Secretary of the Company as a true, complete and up to date copy; and

(xi)                             the power of attorney of the Company dated 12 June 2019 certified by an Assistant Company Secretary of the Company as a true, complete and up to date copy.

This letter sets out our opinion on certain matters of English law as at today’s date and the opinion set out herein is based on English law in force and applied by English courts as at the date of this opinion.

Expressions defined in the Indenture shall have the same meanings when used in this opinion.

We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws, in particular the laws of the State of New York or the United States of America.

For the purposes of this opinion, the following searches have been carried out: (i) a search at the Register of Companies in respect of the Company on 30 July 2019; (ii) a telephone search at the Central Registry of Winding Up on 30 July 2019; and (iii) a search of https://www.bankofengland.co.uk/financial-stability/resolution at 10:09am (UK time) on 30 July 2019 (together, the “Searches”).

We have assumed:

(i)                                    the conformity to original documents of all copy (including electronic copy) documents examined by us;

(ii)                                 that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(iii)                              the capacity, power and authority of each of the parties (other than the Company) to execute, deliver and perform its obligations under the Indenture;

(iv)                             the due execution and unconditional delivery (other than by the Company) of the Original Indenture by Joanne Wainwright (for and on behalf of the Company), and the execution and unconditional delivery of the Supplemental Indenture by Joanne Wainwright (for and on behalf of the Company);

(v)                                (a) that the Debt Securities will be executed and delivered unconditionally by the parties thereto and in the case of the Company will be executed and delivered by any person(s) duly authorised pursuant to the approval and authorisations described at paragraph (c) above and (b) that, prior to the execution and delivery of any Debt Securities by the Company, a Board Resolution has been passed by the Company, or an Officer’s Certificate has been executed and delivered unconditionally by any person(s) duly authorised pursuant to the resolutions passed in the meeting of the Board of Directors of the Company referred to in paragraph (c) above, in relation to such Debt Securities, as required by the Indenture;

(vi)                             the accuracy and completeness of all statements made in the Company’s Certificate (a copy of which is annexed to this opinion) and the documents referred to therein and that such certificates and statements remain true, accurate and complete as at the date of this opinion and as at each date on which Debt Securities are issued;

(vii)                          that the copy of the Articles of Association of the Company examined by us (which were attached to the Company’s Certificate referred to above) are complete and up to date and would, as at today’s date and as at each date on which Debt Securities are issued and the dates on which the Original Indenture and the Supplemental Indenture were executed and delivered, comply with Section 36 of the Companies Act 2006;

(viii)                       that the directors of the Company have complied with their duties as directors set out in the Companies Act 2006 insofar as relevant to this opinion;

(ix)                             that no law of any jurisdiction outside England would render the execution or delivery of the Indenture or the Debt Securities illegal or ineffective and that, insofar as any obligation under the Indenture or the Debt Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(x)                                that the Debt Securities, upon issue, be duly executed, delivered and authenticated in accordance with the provisions of the Indenture, and that the Debt Securities will not be inconsistent with the provisions of the Indenture and will not be inconsistent with any applicable prospectus supplement or any resolutions of the Board of Directors (or of a duly constituted committee thereof or of a duly authorised approval delegated therefrom) of the Company passed subsequent to the date hereof;

(xi)                             that (a) the information disclosed by the Searches was complete, up to date and accurate as at the date each was conducted and has not since then been altered or added to and (b) those Searches did not fail to disclose any information relevant for the purpose of this opinion;

(xii)                          that (a) no proposal has been made, or will, on or before each date on which Debt Securities are issued, be made for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I of the Insolvency Act 1986, (b) the Company has not or will not, on or before each date on which Debt Securities are issued, give any notice in relation to or passed any voluntary winding-up resolution, (c) no application has been made or petition presented to a court, and no order has been made by a court, or will, on or before each date on which Debt Securities are issued, be made or presented for the winding-up or administration of the Company, and no step has been taken to dissolve the Company, (d) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been or will, on or before each date on which Debt Securities are issued, be appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed or will, on or before each date on which Debt Securities are issued, be given or filed in relation to the appointment of such an officer, (e) no step has been taken under or in connection with the special resolution regime under the Banking Act 2009 (as amended) (the “SRR”)  in relation to the Company or any of its assets or revenues and (f) no insolvency proceedings or analogous procedures have been or will, on or before each date on which Debt Securities are issued, be commenced in any jurisdiction outside England and Wales in relation to the Company;

(xiii)                       that none of the parties to the Indenture and Registration Statement has taken or will take any action in relation to the Debt Securities (a) which constitutes carrying on, or purporting to carry on, a regulated activity in the United Kingdom in contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) (within the meaning of the FSMA) or (b) in consequence of anything said or done by a person in the course of carrying on a regulated activity (within the meaning of the FSMA) in the United Kingdom in contravention of that Section;

(xiv)                      that (except so far as permitted by Section 21 of the FSMA or applicable regulations or rules made under the FSMA) no agreement to engage in investment activity (within the meaning of Section 21(8) of the FSMA) in connection with any of the Debt Securities has been or will be entered into in consequence of an unlawful communication (within the meaning of section 30 of the FSMA);

(xv)                         that none of the Debt Securities will be offered or sold to persons in the United Kingdom except in circumstances that will not result in an offer to the public in the United Kingdom contrary to section 85(1) of the FSMA;

(xvi)                      that any party to the Indenture which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with all the requirements of such regulatory authority in connection with the issue, offer and sale of the Debt Securities;

(xvii)                   that the Indenture and the Debt Securities (when executed, authenticated and delivered, as appropriate, in accordance with the Indenture) constitute, and will constitute, (as the case may be) valid, binding and enforceable obligations of the parties thereto under the laws of the State of New York and that the Indenture and the Debt Securities have the same meaning and effect as they would have if they were governed by English law;

(xviii)                that the Indenture is valid and binding on the parties under the laws of the State of New York (by which it is expressed to be governed) and US federal law;

(xix)                      that the performance of each obligation under the Indenture is not illegal or contrary to public policy in any place outside England and Wales in which it is to be performed;

(xx)                         any subordinate legislation made under the European Communities Act 1972 and relevant to this opinion is valid in all respects;

(xxi)                      that the minutes of meetings referred to in paragraph (c), above, are a true record of the proceedings described therein, and that the relevant meetings were duly held, and that the authorisations given and resolutions passed thereat have not subsequently been rescinded or amended or superseded; and

(xxii)                   that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indenture under the laws of each jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:

1.                                      The Company is a public limited company which has been duly incorporated and is validly existing.

2.                                      The Company had, at the time of execution, the capacity and power to execute and deliver the Original Indenture and the Supplemental Indenture and has the capacity and power to perform its obligations thereunder.

3.                                      The Original Indenture and the Supplemental Indenture have been duly executed by the Company and the exercise of its rights and the performance of its obligations thereunder were, at the time of execution, duly authorised by all necessary corporate action on the part of the Company.

4.                                      The execution and delivery of the Original Indenture and the Supplemental Indenture by the Company and the exercise of its rights and the performance of its obligations thereunder:

(a)                                are not prohibited by any law or regulation applicable to English companies generally as at the date hereof or by the Articles of Association; and

(b)                                do not require, as at the date hereof, under any law or regulation applicable to English companies generally, any authorisation, approval or consent from, or filing or registration with, any public authority or governmental agency in England.

5.                                     The choice of the law of the State of New York as the governing law of the Indenture is a valid choice of law. English law will treat the validity and binding nature of any obligations contained in the Indenture as being governed by the law of the State of New York.

6.                                     The issue from time to time of Debt Securities under the Facility has been duly authorised by the Company (subject to agreeing terms for each issuance under the Registration Statement) by all necessary corporate action on the part of the Company, and when duly executed, delivered and authenticated, as appropriate, in accordance with the terms of the Indenture and when issued, the English courts will treat the validity and binding nature of the obligations therein as being governed by the laws of the State of New York.

Our reservations are as follows:

1.                                     We express no opinion on European Union law as it affects any jurisdiction other than England.

2.                                     As the parties have agreed to submit to the exclusive jurisdiction of the courts of the State of New York, we express no opinion as to whether the English courts would accept jurisdiction over any matter arising in respect of the Indenture or any Debt Security.

3.                                     If an English court assumes jurisdiction:

(a)                                it will recognise the validity of and apply the law of the State of New York subject to, and in accordance with, Council Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations;

(b)                                it would not apply the laws of the State of New York if:

(i)                                    the laws of the State of New York were not pleaded and proved; or

(ii)                                 to do so would be contrary to English public policy or mandatory rules of English law; or

(iii)                              to do so would give effect to a foreign penal, revenue or other public law; and

(c)                                 it may have regard to the law of the place of performance of any obligation under the Indenture which is to be performed outside England and Wales.  It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

4.                                     We express no opinion as to whether the provisions dealing with non-contractual claims under the Indenture will be effective

5.                                     There is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities founded in United States Federal or State securities laws.

6.                                     Undertakings and indemnities contained in the Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

7.                                     This opinion is subject to any limitations arising from (a) any measures pursuant to the stabilisation powers under the SRR or similar laws or procedures in any other jurisdiction and (b) insolvency, liquidation, administration, moratorium, reorganisation and similar laws or procedures affecting the rights of creditors.

8.                                     We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would be available in respect of any obligations of the Company.

9.                                     We have not been responsible for investigating or verifying the accuracy of the facts, including statements of law, or the reasonableness of any statements of opinion contained in the Registration Statement (including any amendments or supplements thereto, including any prospectus supplement) or whether any material facts have been omitted from any of them.

10.                              The Searches are not conclusive as to whether or not insolvency proceedings or any measures pursuant to the stabilisation powers under the SRR or similar laws or procedures in any other jurisdiction have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

11.                              We have not been asked to, and we do not, express any opinion as to any taxation (including value added tax) which will or may arise in connection with the Indenture.

12.                              Oral agreements between the parties to amend or waive any term of the Indenture could affect their ability to enforce rights under it.

13.                              We express no opinion as to the enforceability of rights which may arise under the Contracts (Rights of Third Parties) Act 1999 in favour of any person who is not a party to the Indenture.

14.                              This opinion is subject to any limitations arising from:

(a)                                United Nations, European Union or United Kingdom sanctions or other similar measures implemented or effective in the United Kingdom and applicable to any party to the Finance Documents or any transfers or payments made under the Finance Documents; and

(b)                                EU Regulation 2271/96 protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation.

This opinion is to be governed by and construed in accordance with English law. This opinion is being provided to you in connection with the Registration Statement and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the paragraphs under the headings “Limitations on Enforcement of U.S. Laws as Against us, our Management and Others” and “Legal Opinions” in the Prospectus that forms part of the Registration Statement, without admitting that we are “experts” under the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement or the Prospectus, including this exhibit.

Yours faithfully,

/s/ Slaughter & May
Slaughter & May